EXHIBIT 99.1
                                                                    ------------





FOR IMMEDIATE RELEASE                 Contact: Steven T. Sabatini
                                               Senior Executive V.P. &
                                               Chief Financial Officer
                                               (845) 365-4615


              U.S.B. HOLDING CO., INC., PARENT OF UNION STATE BANK, REPORTS FIRST QUARTER 2003 EARNINGS OF $7.6 MILLION,
             AN INCREASE OF 26.8 PERCENT OVER THE PRIOR YEAR PERIOD

         ORANGEBURG, NY, APRIL 21, 2003 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the "Company") with consolidated assets of $2.46 billion, the parent company of Union State Bank (the "Bank"), today announced that the Company reported net income for the quarter ended March 31, 2003 of $7.6 million, an increase of 26.8 percent compared to the $6.0 million earned for the first quarter of 2002. The Company's diluted earnings per common share also increased 25.0 percent to $0.40 for the three month period ended March 31, 2003 compared to $0.32 for the same period in 2002.

         Mr. Hales commented that, "The Company's quarterly net income that exceeded $7.6 million with a return on equity of 19.26 percent is evidence of management's successful execution of its business plan and ability to expand market share in an increasingly competitive business environment."

         The Bank also reported that it completed its initiative of establishing a presence in Orange County, New York, by opening a full service branch in Goshen on March 3, 2003. Mr. Hales explained that, "We have already experienced success in Orange County, one of New York State's fastest growing counties, as measured by new deposit growth of over $18 million as we promote our customer oriented culture and excellent service by offering a wide range of competitive business and retail products in this new market." In addition, the Bank will open its 28th full service branch in Eastchester, New York, in the second quarter of 2003.

         The Company's increase in net income for the three month period ended March 31, 2003 was due to an increase in net interest income, non-interest income and net security gains, and a lower provision for credit losses due to improvement in the credit quality of the loan portfolio. These increases were partially offset by higher non-interest expenses and a higher effective rate for the provision for income taxes. The increase in diluted earnings per common share reflects the higher net income.

         Net interest income increased 5.8 percent to $18.3 million for the quarter ended March 31, 2003, compared to the prior year period, as a result of a higher level of earning assets. Average earning assets increased to $2.37 billion for the quarter ended March 31, 2003 compared to $1.96 billion for the quarter ended March 31, 2002, an increase of 20.5 percent, as a result of increases in average securities (30.4 percent) and average loans (14.6 percent). Net interest income also benefitted from a 37.3 percent increase in average earning assets over interest bearing liabilities and Trust Preferred securities for the
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

first quarter of 2003 compared to the quarter ended March 31, 2002. The increase in net interest income was partially offset due to a decrease in the net interest margin on a tax equivalent basis to 3.18 percent for the quarter ended March 31, 2003 from 3.65 percent for the first quarter of 2002.

         Mr. Hales added, "The Company has increased its core revenue, net interest income, by prudently increasing average earning assets. The Company's core revenue could be negatively affected by the continued low interest rate environment, which could cause the net interest spread and margin to continue to decrease. Management will continue to evaluate and manage the effect of the changing interest rate environment on the Company's operations, while competitively pricing its products and services throughout the markets it serves."

         Non-interest income increased 13.0 percent to $1.7 million for the quarter ended March 31, 2003 compared to $1.5 million for the prior year period. The increase was primarily due to an increase in loan prepayment fees, service charges on deposit accounts, and other fee income. The increase was partially offset by lower letter of credit fees.

         Net security gains increased to $3.0 million for the quarter ended March 31, 2003 compared to $1.1 million for the quarter ended March 31, 2002. During the 2003 first quarter, sales and subsequent purchases of approximately $185 million in investment securities took place as opportunities arose to restructure the available-for-sale security portfolio, while only slightly impacting the overall yield and maturity of the investment portfolio.

         Non-interest expenses increased 14.3 percent for the quarter ended March 31, 2003 as compared to the prior year period, primarily to support increased business volume and the 20.2 percent balance sheet growth from $2.05 billion at March 31, 2002 to $2.46 billion at March 31, 2003. The $1.4 million increase in non-interest expenses was primarily a result of increases in salaries and benefits expense of $0.8 million resulting from headcount growth, higher levels of incentive compensation, medical benefits and payroll taxes, a $0.1 million increase in marketing expense for additional advertising to support deposit promotions and increase customer awareness in the Orange County and Yonkers markets, and a $0.2 million increase in other expenses primarily from an increase in credit card operation costs.

         The Company's efficiency ratio (non-interest expenses divided by net interest income on a tax equivalent basis and other income, excluding gains on securities) increased to 52.77 percent in the first quarter of 2003 compared to the prior year's quarter of 48.72 percent (a lower ratio indicates greater efficiency). Mr. Hales commented that, "Although the Company's efficiency ratio has slightly increased, management has effectively used its resources in successfully implementing the Bank's strategy of increasing market share, which has led to an increase in earning assets, total deposits, and a 20.1 percent increase in total assets over the last 12 months."

         The provision for credit losses decreased to $0.3 million in the first quarter of 2003 compared to $1.2 million for the quarter ended March 31, 2002. The decrease was primarily due to an improvement in credit quality of the loan portfolio and significantly lower net loan charge-offs, partially offset by a $30.1 million increase in loans outstanding as of March 31, 2003 compared to December 31, 2002.

         Non-performing assets total $12.7 million, or 0.52 percent, of total assets at March 31, 2003 compared to $12.5 million and $20.4 million, or 0.49 percent and 1.00 percent, of total assets at December 31, 2002 and March 31, 2002, respectively. Non-performing assets at March 31, 2003 primarily consist of a $12.6 million real estate construction loan, compared to $12.4 million and $19.7 million at December 31, 2002 and March 31, 2002, respectively. The specific allocation of the allowance for loan losses for this loan was $2.1 million at March 31, 2003, compared to $2.2 million and $2.3 million at December 31, 2002 and March 31, 2002, respectively. Through an agreement with the borrower, additional financing was provided on the non-performing real estate construction loan to finalize construction on condominium units, which is substantially complete. As of April 21, 2003, of the original 83 units, 11 remain to be sold. Three of these units are currently in contract, while the remaining eight units are being actively marketed for sale. Pending sales of the units and repayment of the loan, the Bank continues to proceed with foreclosure on other real estate that also collateralizes the loan and to pursue its claim against the borrower and guarantors for any deficiency.

         Mr. Hales added, "Non-performing assets as a percentage of total assets remains at a low level as the Bank manages the loan portfolio's credit risk during a period of increasing loan growth."

         The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with twenty-six locations in Rockland and Westchester counties and one location each in Stamford, Connecticut , Goshen, Orange County, New York, and New York City. The Company's common stock is listed on the New York Stock Exchange trading under the symbol "UBH." Further information on the Company can be found on the world wide web at www.unionstate.com.



================================================================================
         FORWARD-LOOKING STATEMENTS: The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to March 31, 2003. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

         In addition to the underlying factors previously disclosed by the Company and identified elsewhere herein, the following factors and assumptions could cause actual results to differ materially from such forward-looking statements: competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions, including changes in interest rates and the shape of the U.S. Treasury yield curve; wartime events, and related impact on the credit quality of borrowers; the extent and timing of actions of the Federal Reserve board; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; increases in Federal and state income taxes and/or the Company's effective income tax rate; and the extent and timing of legislative and regulatory actions and reform.

         The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.
================================================================================

                            U.S.B. HOLDING CO., INC.

                   SELECTED FINANCIAL INFORMATION -- UNAUDITED
                 (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)


                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                    ----------------------------
CONSOLIDATED SUMMARY OF OPERATIONS:                      2003             2002
                                                         ----             ----
   Interest income                                  $    31,355      $    30,474
   Interest expense                                      13,061           13,181
                                                    -----------      -----------
   Net interest income                                   18,294           17,293
   Provision for credit losses                              339            1,232
   Non-interest income                                    1,697            1,502
   Net security gains                                     3,032            1,075
   Non-interest expenses                                 10,822            9,464
                                                    -----------      -----------
   Income before income taxes                            11,862            9,174
   Provision for income taxes                             4,242            3,165
                                                    -----------      -----------
   Net income                                       $     7,620      $     6,009
                                                    ===========      ===========
CONSOLIDATED COMMON SHARE DATA:
   Basic earnings per share                         $      0.41      $      0.33
   Diluted earnings per share                              0.40             0.32
   Weighted average shares                           18,595,539       18,351,870
   Adjusted weighted average shares                  19,014,922       18,868,365
   Cash dividends per share                         $      0.10      $      0.09

                                                     MARCH 31,     DECEMBER 31,    MARCH 31,
SELECTED BALANCE SHEET DATA AT PERIOD END:             2003           2002           2002
                                                       ----           ----           ----
   Securities available for sale, at estimated
      fair value                                   $   736,420    $   775,509    $   376,215
   Securities held to maturity                         212,712        274,894        318,943
   Loans, net of unearned income                     1,380,525      1,350,441      1,229,688
   Allowance for loan losses                            14,429         14,168         13,035
   Total assets                                      2,456,906      2,542,866      2,045,417
   Deposits                                          1,608,131      1,551,787      1,426,511
   Borrowings                                          618,578        504,094        416,565
   Corporation - Obligated mandatory redeemable
     capital securities of subsidiary trusts            50,000         50,000         40,000
   Stockholders' equity                                159,516        156,011        137,135
   Tier 1 capital                                      202,660        194,999        170,885
   Common shares outstanding                        18,638,853     18,501,580     18,429,950
   Book value per common share                     $      8.56    $      8.43    $      7.44
   Leverage ratio                                         8.22%          8.36%          8.34%
   Allowance for loan losses to total loans               1.05%          1.05%          1.06%
   Non-performing assets to total assets                  0.52%          0.49%          1.00%

SELECTED INCOME STATEMENT DATA FOR THE               QUARTER ENDED       YEAR ENDED         QUARTER ENDED
  PERIOD ENDED:                                      MARCH 31, 2003    DECEMBER 31, 2002    MARCH 31, 2002
                                                     --------------    -----------------    --------------
   Return on average total assets                         1.23%              1.24%               1.17%
   Return on average common stockholders' equity         19.26%             18.70%              17.57%
   Efficiency ratio                                      52.77%             49.48%              48.72%
   Net interest spread - tax equivalent                   3.03%              3.55%               3.54%
   Net interest margin - tax equivalent                   3.18%              3.65%               3.65%

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

                            U.S.B. HOLDING CO., INC.

                    AVERAGE BALANCE INFORMATION -- UNAUDITED


                                      THREE MONTHS ENDED
                                          MARCH 31,
                                  -----------------------
                                     2003          2002
                                  ----------   ----------
                                          (000's)

ASSETS
Federal funds sold                $   49,593   $   43,137
Securities(1)                        956,892      734,044
Loans(2)                           1,359,874    1,186,142
                                  ----------   ----------
Earning assets                     2,366,359    1,963,323
                                  ----------   ----------
Total Assets                      $2,473,170   $2,053,930
                                  ==========   ==========

LIABILITIES AND
STOCKHOLDERS' EQUITY
Non-interest bearing deposits     $  265,854   $  222,923
Interest bearing deposits          1,340,442    1,221,712
                                  ----------   ----------
Total deposits                     1,606,296    1,444,635
Borrowings                           585,350      417,083
Interest bearing liabilities       1,925,792    1,638,795
Corporation-Obligated mandatory
 redeemable capital securities
 of subsidiary trusts                 50,000       40,000
STOCKHOLDERS' EQUITY              $  158,262   $  136,828
                                  ==========   ==========
______________

(1)  Securities exclude the mark-to-market adjustment required by SFAS No. 115.

(2) Loans are net of unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets and total assets.

                            U.S.B. HOLDING CO., INC.

                 SUPPLEMENTAL FINANCIAL INFORMATION -- UNAUDITED


                                                 CONSOLIDATED BALANCE SHEET DATA
                                                          AT MARCH 31,
                                                 -------------------------------
                                                      2003            2002
                                                 ------------   ----------------
                                                            (000's)
Commercial (time and demand) loans                 $  141,713     $  128,681
Construction and land development loans               356,930        287,593
Commercial mortgages                                  587,543        532,029
Residential mortgages                                 231,453
                                                                     222,979
Home equity loans                                      54,919         47,252
Personal installment loans                              3,537          6,168
Credit card loans                                       5,282          5,941
Other loans                                             3,142          2,974
Deferred commitment fees                                3,994          3,929
Intangibles                                             6,430          6,327
Other real estate owned                                    --             34
Nonaccrual loans                                       12,672         20,392
Restructured loans                                        146            150
Non-interest bearing deposits                         253,515        211,381
Interest bearing deposits                           1,354,616      1,215,130


                                                    CONSOLIDATED INCOME DATA
                                                   FOR THE THREE MONTH PERIOD
                                                          ENDED MARCH 31,
                                                 -------------------------------
                                                      2003            2002
                                                 ------------   ----------------
                                                            (000's)
Interest income - FTE                              $   31,873     $   31,103
Net interest income - FTE                              18,812         17,922
Deposit service charges                                   918            807
Other income                                              779            695
Salaries and employee benefits expense                  6,467          5,638
Occupancy and equipment expense                         1,684          1,549
Advertising and business development expense              564            423
Professional fees expense                                 338            266
Communications expense                                    311            284
Stationery and printing expense                           177            202
Amortization of intangibles                               254            226
Other expense                                           1,027            876
Net charge-offs                                            30            609


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